RUSSELL INVESTMENT COMPANY

AMENDMENT TO SECOND AMENDED AND RESTATED

MASTER TRUST AGREEMENT

Regarding Liquidation of Certain Sub-Trusts

AMENDMENT NO. 38 to the Second Amended and Restated Master Trust Agreement dated October 1, 2008 (referred to herein as the “Agreement”), done this              day of              2017, by the Trustees under such Agreement.

WITNESSETH:

WHEREAS, the Trustees have adopted a Plan of Liquidation providing for the liquidation of the 2020 Strategy Fund, 2025 Strategy Fund, 2030 Strategy Fund, 2035 Strategy Fund, 2040 Strategy Fund, 2045 Strategy Fund, 2050 Strategy Fund, 2055 Strategy Fund and In Retirement Fund Sub-Trusts and the implementation of further actions consistent therewith;

WHEREAS, the Trustees propose that such liquidations shall be effective at a date to be set by the officers of the Trust in consideration of operational considerations and the revision of disclosure and other materials relating to such Sub-Trusts; and

WHEREAS, Section 4.1 of the Agreement provides that the Trustees may act for such purpose without shareholder approval.

NOW, THEREFORE, the Trustees hereby make the following revisions to the Agreement:

AMENDMENT OF ARTICLE IV

Without affecting the rights and preferences of any presently issued and outstanding shares of interest in the Trust, effective upon the liquidation of the 2020 Strategy Fund, 2025 Strategy Fund, 2030 Strategy Fund, 2035 Strategy Fund, 2040 Strategy Fund, 2045 Strategy Fund, 2050 Strategy Fund, 2055 Strategy Fund and In Retirement Fund, pursuant to a Plan of Liquidation approved in accordance with the terms and the conditions of the Agreement and the filing of this Amendment with appropriate authorities of the Commonwealth of Massachusetts and the State of Washington, Article IV is amended to delete the following names in each place where such names appear: “2020 Strategy Fund”, “2025 Strategy Fund”, “2030 Strategy Fund”, “2035 Strategy Fund”, “2040 Strategy Fund”, “2045 Strategy Fund”, “2050 Strategy Fund”, “2055 Strategy Fund” and “In Retirement Fund.”

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals for themselves and their assigns, as of the day and year first above written. This instrument may be executed in one or more counterparts, all of which shall together constitute a single instrument.

Thaddas L. Alston	Katherine W. Krysty

Kristianne Blake	Mark Spina

Cheryl Burgermeister	Jack R. Thompson

Daniel P. Connealy	Raymond P. Tennison

2